EXHIBIT 10.8


                              EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT ("Agreement") is made as of September 1, 1996, between CORNERSTONE REALTY INCOME TRUST INC.,(the "Company"), and GLADE M. KNIGHT (the "Employee").

                                    RECITALS

     A. The Company is in the business of buying and managing commercial and residential real estate properties.

     B. The Employee has extensive knowledge in various aspects of this business, and has been employed by the Company for some time.

     C. The Company wishes to continue its relationship with the Employee, and both parties desire to reduce their agreement concerning employment to writing.

     NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, the parties hereto agree as follows:

     1. Employment. The Company hereby employs the Employee as Chief Executive Officer, and the Employee hereby accepts such employment for a period of one (1) year beginning on September 1, 1996 and terminating on August 31, 1997 or unless terminated sooner as provided herein. By notice sent to the Employee before the expiration of this Agreement, the Company may extend the term of this Agreement for up to four (4) additional one(1)-year terms.

     2. Duties. During his employment the Employee shall hold such positions and perform such services as may be assigned to him from time to time by the Chairman of the Board or the Board of Directors of the Company. The Employee shall report to the Board of Directors or such other officer as may be designated from time to time by the Board of Directors. The Employee shall devote as much of his attention and energies to the business of the Company as is reasonably required in his judgment and that of the Board of Directors.

     3. Compensation.

         (a) The Employee shall be compensated on the basis of an annual salary of $210,000, which shall be payable in monthly or more frequent installments in accordance with the Company's standard payroll practices. The Company shall review the Employee's performance at the end of each fiscal year of the Company and, in its sole discretion and based on the Employee's performance and/or the financial condition of the Company, may either maintain or increase his salary. Any such change in the salary of the Employee shall



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not affect the other terms and conditions of this Agreement,  which shall remain in full force and effect.

         (b) In addition to the salary set forth in Section 3(a), the Employee shall be eligible to receive an annual bonus to be determined by the Board of Directors in accordance with the incentive compensation program or stock award or stock option program as may be in effect from time to time during the term of the Employee's employment for which he is eligible.

     4. Benefits. The Company shall provide the Employee with vacation, group life insurance, group medical insurance and other such benefits as may be consistent with the Company's policies applicable to those employees of similar rank and position. The Company may from time to time add to, reduce, eliminate or otherwise modify those benefits at its discretion as provided by law.

     5. Business Expenses. The Company shall reimburse the Employee for reasonable and necessary business expenses, ancillary expenses for travel and similar items, incurred or expended by the Employee in the performance of his duties hereunder. Such reimbursement shall be in accordance with the Company's policy and procedures governing reimbursement of such expenses, which may be altered or modified from time to time in the Company's sole discretion.

     6. Covenant Not to Compete or Interfere.

         (a) The Employee agrees that during the term of his employment and for a period of one (1) year thereafter if the Employee terminates his employment, he will not:

              (i) directly or indirectly, in the same or a similar capacity as that with the Company, be employed by, affiliated with, direct the business of, or act on behalf of, a business that competes with the Company in Virginia, North Carolina, or South Carolina.

              (ii) solicit, sell or attempt to sell any product involved in the Company's business to any customer or prospect of the Company with whom the Employee had dealings or material contact during the course of his employment with the Company; or

              (iii) solicit, induce or attempt to solicit or induce, any person employed by the Company to leave such employment for employment with a competing business.

         (b) It is the intention of the parties that this Agreement provide the Company the maximum protection possible in the geographic areas in which the Company does business and therefore has legitimate business interests. However, the parties in no way intend to include a provision which contravenes the public policy of any state. If, at the time of enforcement of this paragraph, a court should hold the duration, scope or area of restriction

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stated herein  unreasonable under the circumstances  then existing,  the parties agree that the court may enforce the restrictive covenant set forth in Section 6(a) to the extent it deems reasonable.

         (c) Notwithstanding the above provisions of this Section 6, the Employee shall have the right to perform his duties as General Partner of various real estate partnerships in which he is currently a partner as of the date of this Agreement and to pursue other ventures, including real estate ventures with David Lerner Associates, Inc. (other than ventures that compete with the Company in Virginia, North Carolina, or South Carolina).

     7. Confidentiality. The Employee agrees that, during the term of his employment and thereafter, he will not use or allow others to use any confidential or proprietary information of the Company (in whatever form received or proposed to be used) in any business or venture if the use would or could be expected to have any material detrimental effect on the Company or its business, results of operations, financial condition, reputation or affairs, whether immediately or at any time in the future.

     8. Termination. Unless extended as provided in Section 1, this Agreement shall terminate automatically on August 31, 1997 and may be sooner terminated as follows:

         (a) The Company may terminate the Employee's employment and its obligations under this Agreement in the event of the disability of the Employee. For purposes of this Agreement, "disability" means the inability of the Employee to perform the essential functions of his position, after reasonable accommodation in accordance with the Americans with Disabilities Act, because of a medically determinable physical or mental impairment which can be expected to result in death or to continue for a period of at least six consecutive months, or because any such condition has continued for a period of six consecutive months. The Company shall give the Employee or his representative 30 days prior written notice of its decision to terminate his employment pursuant to this provision, and upon any such termination the Company shall pay the Employee or his representative, as the case may be, an amount equal to his then existing annual salary in a one time lump sum payment. Thereafter, the Company shall have no further obligations to the Employee under this Agreement other than for such benefits as it may be required to provide under an applicable benefits policy.

         (b) The Company may terminate the Employee's employment and its obligations under this Agreement at any time without notice for cause. For purposes of this Agreement, "cause" means (i) the Employee's continued or deliberate neglect of his duties;(ii) willful misconduct by the Employee injurious to the Company, whether monetary or otherwise; (iii) the Employee's violation of any code or standard of ethics generally applicable to employees of the Company; (iv) the Employee's active disloyalty to the Company; (v) the Employee's conviction of a felony; (vi) the Employee's habitual drunkenness or drug abuse; (vii) the Employee's excessive absenteeism unrelated to a disability as described above; or (viii) the Employee's breach of this Agreement. If the Company terminates the Employee's employment pursuant to this provision, it shall have no further obligation to the Employee

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under this  Agreement  other than for such  benefits  as it may be  required  to provide under an applicable benefits policy.

         (c) This Agreement shall terminate automatically upon the Employee's death. In this event, the Company shall pay the Employee's personal representative an amount equal to his then existing annual salary in a one-time lump sum payment within 30 days of his death. The Company shall have no further obligations to the Employee under this Agreement other than for such benefits as it may be required to provide under an applicable benefits policy.

     9. Survival of Obligations. The obligations of the Employee under Sections 6 and 7 of this Agreement shall survive the termination of his employment and this Agreement, regardless of the reason for or method of termination. Each of the provisions in these Sections shall be enforceable independently of every other provision, and the existence of any claim or cause of action the Employee may have against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of these Sections by the Company.

     10. Enforcement and Severability.

         (a) In the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, the Company shall be entitled to an injunction restraining the Employee from breaching the same. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Employee. The Employee agrees to pay the Company all its attorney fees incurred in enforcing its rights under this Agreement.

         (b) If any provision of this Agreement is deemed void or unenforceable, such provision shall not be deemed part of this Agreement, which otherwise shall remain in full force and effect.

         (c) A waiver by the Company of a breach of any provision of this Agreement by the Employee shall not operate or be construed as a waiver of any subsequent breach by the Employee.

     11. GOVERNING LAW, JURISDICTION AND WAIVER OF JURY TRIAL.

         (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA.

         (b) THE PARTIES AGREE THAT ANY AND ALL CAUSES OF ACTION ARISING UNDER THIS AGREEMENT BY AND BETWEEN THEM SHALL ONLY


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HAVE JURISDICTION AND VENUE IN THE CIRCUIT COURT OF HENRICO COUNTY, COMMONWEALTH
OF VIRGINIA. THE PARTIES FURTHER CONSENT TO THE JURISDICTION AND VENUE OF THAT COURT FOR THE RESOLUTION OF SUCH CAUSES OF ACTION UPON PROPER SERVICE OF PROCESS.

         (c) THE PARTIES DESIRE TO AVOID THE ADDITIONAL TIME AND EXPENSE RELATED TO A JURY TRIAL OF ANY DISPUTES ARISING UNDER THIS AGREEMENT. THEREFORE, THE PARTIES WAIVE THE RIGHT TO A TRIAL BY JURY OF ANY CLAIM OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT. THE PARTIES ACKNOWLEDGE AND AGREE THAT THIS WAIVER IS KNOWINGLY, FREELY AND VOLUNTARILY GIVEN, IS DESIRED BY BOTH PARTIES, AND IS IN THE INTEREST OF BOTH PARTIES.

     12. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and given by telex, fax, telegram, telecopy, hand-delivery or by first class mail, in the case of the Employee, to either his office or personal residence, or in the case of the Company, to the Chief Executive Officer or Chairman.

     13. Assignment. This Agreement is personal in nature and may not be assigned by the Company without the written consent of the Employee. In the event of the sale to any person, partnership, corporation or other entity of substantially all the assets of the Company, the Employee may, at his option, consent to the assignment of this Agreement or receive at closing a lump sum payment equal to three times his then current annual compensation to terminate this Agreement.

     14. Parachute Tax.

         (a) In the event that the Employee would, except for this paragraph, be subject to a tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), as a result of receiving "parachute payments" (as defined in Section 280G(b)(2)(A) and (d)(3) of the Code) pursuant to this Agreement or any other arrangements between the Company and the Employee, or a deduction would not be allowed to the Company for all or any part of such payments by reason of Section 280G(a) of the Code, such payments shall be reduced so that the aggregate "present value" (as defined in Section 280G(d)(4) of the Code) of such payments is an amount equal to one dollar less than an amount equal to three times the Employee's "base amount," (as defined in Section 280G(b)(3)(a) and (d)(1) and (2) of the Code). To achieve such required reduction in aggregate present value, the Employee shall determine which parachute payments shall be reduced and the amount of each reduction. To enable the Employee to make such determination, the Company shall provide the Employee with such information as is reasonably necessary for such determination.

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         (b) Prior to making any payment under this Section 14, either party may request a determination as to whether such payment would constitute a "parachute payment," and, if so, the amount by which the payment must be reduced in accordance herewith. If such a determination is requested, it shall be made promptly, at the Company's expense, by independent tax counsel selected by the Company and approved by the Employee (which approval shall not unreasonably be withheld). The determination of such tax counsel shall be conclusive and binding on the parties. The Company shall provide such information as tax counsel may reasonably request, and such counsel may engage accountants or other experts at the Company's expense to the extent that they deem necessary or advisable to enable them to reach a determination.

     15. Entire Agreement. This instrument contains the entire agreement of the parties, supersedes any prior employment or consulting agreement between the parties and may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. Both parties acknowledge that they have read these terms, have had the opportunity to consult counsel, and fully understand and freely and voluntarily agree to the provisions set forth herein.

     16. Relationship to Other Transactions. This Agreement is entered into in anticipation of and subject to the completion of certain other transactions involving the proposed acquisition by the Company of certain assets of Cornerstone Management Group, Inc., Cornerstone Advisors, Inc. and Cornerstone Realty Group, Inc., which transactions are designated to permit the Company to become a "self-administered REIT" (the "Self- Administration Transactions"). If such Self-Administration Transactions are not closed by October 31, 1996, this Agreement shall automatically be terminated and of no further force or effect.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first above written.

                                                     CORNERSTONE REALTY INCOME
                                                     TRUST, INC.

                                                     By: /s/ Glade M. Knight
                                                     Name:  Glade M. Knight
                                                     Title: Chairman

                                                     /s/ Glade M. Knight
                                                         Employee


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